Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

DEVELOPMENT AND SUPPLY AGREEMENT

THIS DEVELOPMENT AND SUPPLY AGREEMENT (this “Agreement”) is entered into on this 9th day of August, 2024 (the “Effective Date”), by and between NUVOX PHARMA, LLC, a limited liability company organized and existing under the laws of the State of Arizona and having a principal place of business at 1635 E. 18th Street, Tucson, Arizona 85719 (“NuvOx”), and FLUOROMED, L.P., a limited partnership organized and existing under the laws of the State of Texas and having a principal place of business at 2350 Double Creek Drive, Round Rock, Texas 78664 (“FluoroMed”).

RECITALS

WHEREAS, NuvOx is developing the oxygen carrying compound, n-perfluoropentane (hereinafter, the “Product”), as an oxygen therapeutic intended for the treatment of diseases in humans (the “Field”);

WHEREAS, FluoroMed possesses the expertise to manufacture high-purity perfluorocarbons, including the Product, and has developed the processes necessary to manufacture the Product in commercial quantities from chemical raw materials; and

WHEREAS, NuvOx and FluoroMed desire to enter into this Agreement to, among other things, provide for FluoroMed to manufacture and supply Product to NuvOx for use in the Field for research and commercial purposes.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, NuvOx and FluoroMed agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the terms defined in this Article 1 shall have the following meanings whether used in their singular or plural forms:

1.1. “Certificate of Analysis and Compliance” shall mean a certificate authenticating the pharmaceutical analysis of each lot of Product manufactured and supplied by FluoroMed under the terms of this Agreement which also validating the lot has been manufactured in accordance with cGMP.

1.2. “cGMP” shall mean then-current Good Manufacturing Practices applicable to the manufacture, testing, handling and storage of Product which are contained at Title 21 of the United States Code of Federal Regulations, Parts 210 and 211, as may be amended from time to time, and the ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients

1.3. “Change of Control” shall mean (1) Any change in the entity ownership occurring when any person or company, directly or indirectly, becomes the beneficial owner of voting equity shares of the party (to the extent of more than 50 percent of the voting shares) or the rights to acquire such shares; (2) Any direct or indirect sale or transfer (including but not limited to licensing, assignment, of >50% all of the assets of the entity;

1.4. “Claims” shall have the meaning set forth in Section 7.1(a).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

1.5. “Confidential Information” means information of whatever kind (whether commercial, technical, financial, operational or otherwise, in whatever form), whether or not such information is indicated as confidential, relating to a party who is disclosing such information (the “Discloser”) to the party who is receiving or accessing the Discloser’s Confidential Information (the “Recipient”) including, but not limited to recipes, designs, processes, formulae, financial data, models, marketing and service methods, databases, strategies, business methods, research, development, and the identities of the customers, manufacturers, distribution partners and suppliers of the Discloser. For the purposes hereof, Confidential Information shall not include any of the following: (a) information that is or becomes part of the public domain without violation of this Agreement by the Recipient; (b) information that was known to or in the possession of the Recipient on a non-confidential basis prior to the disclosure thereof to the Recipient by the Discloser, as evidenced by written records; (c) information that was developed independently by the Recipient without use of or access to the Confidential Information, as established by written evidence; or (d) information that is disclosed to the Recipient by a third party under no obligation of confidentiality to the Discloser and without violation of this Agreement by the Recipient. The burden of proving that information may be disclosed because it does not fall within the definition of Confidential Information shall be on the Recipient.

1.6. “DMF” means electronic drug master file for the Product.

1.7. “Force Majeure Event” shall have the meaning set forth in Section 9.1.

1.8. “FluoroMed Indemnitee” shall have the meaning set forth in Section 7.1(b).

1.9. “Indemnified Party” shall have the meaning set forth in Section 7.1(c).

1.10. “Indemnifying Party” shall have the meaning set forth in Section 7.1(c).

1.11. “NuvOx Indemnitee” shall have the meaning set forth in Section 7.1(a).

1.12. “Representatives” means the employees, agents, officers, directors, attorneys, lawyers, accountants, intermediaries, consultants, third party processors, contractors, subcontractors and representatives of a party to this Agreement or a third party (as applicable) or such party’s affiliates.

1.13. “Shipping Instructions” shall have the meaning set forth in Section 3.3.

2. REGULATORY SERVICES

2.1. Regulatory Preparations. NuvOx hereby engages FluoroMed to prepare and provide the necessary regulatory API Manufacturing information / data necessary to complete and file a License Application with the US FDA, including facility / equipment information, Quality Control / Assurance information, and a completed Process Validation.(hereinafter, the “Services”). FluoroMed shall use its commercially reasonable efforts to complete the Services. From time to time, or at any time upon NuvOx’s reasonable request therefore, FluoroMed will provide NuvOx with a written summary of its progress toward completion of Services.

Alternatively, FluoroMed may submit a Drug Master File (DMF) with the FDA and provide authorization to the FDA to review said DMF in connection with NuvOx’s License Application.

2.2. DMF Filing. Promptly upon completion of the Services. If FluoroMed chooses to submit DMF, FluoroMed shall duly file the DMF with the U.S. Food and Drug Administration (FDA). NuvOx may request for FluoroMed to file in other countries. FluoroMed reseves the right to comply or deny these requests and reserves the right to charge for any time needed to file or create necessary documentation or research.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

2.3. USE. FluoroMed shall own the DMF and FluoroMed hereby grants NuvOx an royalty-free, worldwide, perpetual and fully transferrable right and license to reference the DMF to obtain or maintain marketing authorization of the Product for use in the Field.

2.4. Subcontracting. Unless otherwise expressly consented to in writing in advance by NuvOx, FluoroMed may not sublicense or subcontract the Services or other activities to be performed by FluoroMed under this Agreement to a third party or other person.

During the term of the contract, FluoroMed shall perform its obligation in this section 2. Obligation of FluoroMed in this section 2 shall survive the termination and expiration of this contract.

FluoroMed shall charge [*****] for the service, to NuvOx’s satisfaction. Compensation for the service herein also survives the termination and expiration of this contract.

3. PRODUCT SUPPLY

3.1. Product Supply. FluoroMed agrees to supply NuvOx or NuvOx’s designees with ordered quantities of the Product pursuant to purchase orders to be delivered to FluoroMed from time to time in accordance with the terms of this Agreement. NuvOx shall place purchase orders for Products with FluoroMed either by written purchase order or by electronic or other ordering processes established and mutually approved by NuvOx and FluoroMed. Such purchase orders shall specify: (i) the particular Products to be purchased; (ii) the quantity of each such Product to be purchased; (iii) the shipping instructions for such Products in accordance with the terms of this Agreement; and (iv) such other information as may reasonably be requested by FluoroMed. FluoroMed shall provide written confirmation of its acceptance or rejection of each purchase order within five (5) business days of its receipt thereof, and FluoroMed is deemed to have accepted any such purchase order that FluoroMed does not accept or reject within such five (5) business day period. For clarity, NuvOx has no obligation to purchase Products under this Agreement in the absence of a purchase order.

3.2. Delivery. Prior to shipment, FluoroMed will ensure that all Products are packed, labeled and stored in accordance with any applicable specifications mutually agreed upon by the parties in writing (the “Specifications”) and with the applicable shipping instructions issued by NuvOx (collectively, the “Shipping Instructions”) and will ship the Products in accordance with the applicable Shipping Instructions issued by NuvOx. All Product shipped to NuvOx by FluoroMed shall be shipped to NuvOx’s designated facility fully insured against risk of loss, theft, seizure and destruction F.O.B. FluoroMed’s manufacturing facility or warehouse, at NuvOx’s cost and expense.

3.3. Product Inspection and Acceptance.

(a) Concurrent with FluoroMed’s delivery of the Product to NuvOx, FluoroMed shall provide NuvOx with an electronic or written copy of a Certificate of Analysis and Compliance for each batch of Product delivered.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

(b) Upon delivery of each Product shipment, NuvOx (or its designee) shall promptly confirm no later than thirty (30) days that the type and quantity of the Products received are consistent with the type and quantity specified on the accompanying packing slip. If any Product delivered to NuvOx (or its designee) hereunder is found to have been manufactured in violation of cGMP or does not otherwise comply with applicable Specifications, the Certificate of Analysis and Compliance or the applicable warranties set forth in Section 6.2, NuvOx shall submit a written notice of rejection to FluoroMed no later than forty-five (45) days after the discovery of such non-compliance, and FluoroMed, upon acceptance and agreance with the rejection,will promptly supply NuvOx new conforming Products. All costs associated with any return or replacement of such non-conforming Products, including transportation charges for return to FluoroMed and re-delivery to NuvOx (or its designee), will be borne by FluoroMed.

3.4. Failure to Supply. In the event that FluoroMed unreasonably rejects a properly submitted Product purchase order or fails to supply any portion of the Products requested by NuvOx in a confirmed purchase order (other than due to a Force Majeure Event as provided in Section 9.1), then FluoroMed will expedite the shipment of such Products to NuvOx and FluoroMed will assume any costs and expenses incurred that may be in excess of those normally incurred in connection with its fulfillment of the applicable Product order, including expedited shipping costs. To the extent that such failure persists for longer than ten (10) business days of the delivery date requested by NuvOx in a confirmed purchase order and, notwithstanding anything set forth in Section 3.2 to the contrary, NuvOx shall source from alternative third party suppliers all or a portion of NuvOx’s demand of Product intended for use in the Field.

4. DEVELOPMENT FEES, PRODUCT TRANSFER PRICING AND PAYMENT

4.1. Product Transfer Pricing. The applicable per kilogram transfer pricing of the Product shall be mutually agreed upon by the parties and memorialized in a written addendum to be attached to this Agreement as Exhibit B. The mutually agreed upon Product transfer pricing will remain in effect for One (1) year unless otherwise agreed upon by the parties in writing.

4.2. Invoices and Payment Terms. FluoroMed will provide an accurate and complete invoice to NuvOx at the time of each delivery of the Products. Invoices must reference the applicable purchase order number and itemize the unit, extended price and quantity of each Product, separately list any applicable taxes, and list the “ship to” address, if applicable. Undisputed invoices are due and payable within [[thirty (30) days]] of NuvOx’s receipt thereof. The terms of this Agreement will control over any inconsistent or contradictory terms contained in packing list, bill of lading, invoice or other document issued by FluoroMed to NuvOx.

4.3. Taxes. NuvOx will be responsible for and will pay directly or reimburse FluoroMed, as the case may be, for any sales, use or transfer taxes, or other similar taxes, fees or charges that are incurred or become payable on account of the purchase of Products ordered by NuvOx hereunder, excluding taxes, fees or charges based on the income of FluoroMed.

5. CONFIDENTIALITY

5.1. Confidentiality. Each of NuvOx and FluoroMed, in their capacity as a Recipient agrees that all Confidential Information which is furnished or otherwise made available by Discloser (whether disclosed before or after the Effective Date of this Agreement) is furnished solely for the purpose of enabling to FluoroMed to manufacture and supply, and NuvOx to research, develop and/or commercialize Products, each in accordance with this Agreement. Recipient agrees that all Confidential Information of the Discloser that has been or will be disclosed to Recipient, or to which Recipient shall have access, and all rights therein, are the exclusive property of Discloser, and Recipient acknowledges that the disclosure of such Confidential Information would be highly detrimental to the best interests of the Discloser. Recipient hereby agrees to safeguard and keep confidential the Confidential Information of the Disclosure. Furthermore, Recipient shall: (i) take reasonable measures to ensure that no unauthorized use or disclosure of the Confidential Information is made by others to whom access to such Confidential Information is granted; (ii) use the Confidential Information solely in furtherance of fulfilling its obligations hereunder and as contemplated by this Agreement; and (iii) immediately notify the Discloser if the Recipient learns or reasonably believes that any breach of the obligations of confidentiality contained herein has occurred.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

5.2. Representatives. Recipient may disclose the Confidential Information of the Discloser only to those of its Representatives who have a need to know for the aforesaid purposes; provided, however, that Recipient shall ensure that such parties treat the Confidential Information of the Discloser in at least the same confidential manner as it is treated by Recipient in accordance with the terms of this Agreement and Recipient agrees that it shall be singularly liable for any breach of this Agreement by its Representatives and it shall, at its sole expense, take all reasonable measures to restrain such Representatives from prohibited or unauthorized disclosure or use of the Confidential Information of the Discloser.

5.3. Recipient understands that Discloser has endeavored to include in the Confidential Information of the Discloser those materials which it believes to be reliable and relevant for the contemplated purposes, but Recipient acknowledges that Discloser makes no representation or warranty either express or implied as to the accuracy or completeness of the Confidential Information of the Discloser.

5.4. Notwithstanding any provision hereof, nothing in this Agreement shall prevent the disclosure of Confidential Information if such disclosure must be made in response to the formal request of a governmental body or is otherwise required under any applicable law or in connection with any legal proceedings to which Discloser or Recipient is a party; it being understood, however, that Recipient shall inform Discloser of such a request for disclosure in order that the latter may, at the appropriate time, decide whether or not to contest such disclosure. Recipient shall fully cooperate with Discloser in any efforts to obtain any type of protective order or any other remedy or recourse, which Discloser may seek to obtain in this regard.

5.5. Return of Confidential Information. Promptly upon written demand by Discloser, Recipient shall return to Discloser all Confidential Information of the Discloser susceptible of being so returned and all copies thereof, and Recipient expressly undertakes to make no further use of such Confidential Information, directly or indirectly, without the express written consent of Discloser. The obligations, duties and liabilities of Recipient pursuant to this Agreement are continuing, absolute and unconditional, and shall survive the expiration or termination of this Agreement and the termination of the business dealings between Recipient and Discloser, or until such time, if ever, that the applicable Confidential Information becomes publicly known, other than as a result of the Recipient’s breach of the terms of this Agreement.

5.6. Specific Performance. Recipient hereby acknowledges that, should Recipient breach or threaten to breach any provision in this Article 5, the Discloser may suffer irreparable damages. If Recipient breaches or threatens to breach any such provision, Discloser will be entitled, in addition to all other remedies available to it at law or in equity, to seek equitable relief, without the need for posting a bond, including specific performance and injunctive relief, and reimbursement of all reasonable attorneys’ fees and expenses incurred in enforcing its rights hereunder.

6. REPRESENTATIONS, WARRANTIES & COVENANTS

6.1. General. Each party represents and warrants to the other that: (i) it has full power and authority to enter into this Agreement; (ii) it has obtained all necessary corporate approvals to enter into and execute this Agreement; and (iii) the execution of this Agreement and the performance of its obligations hereunder will not breach or otherwise conflict with the terms of any other agreement to which it is a party or any order by which it is bound.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

6.2. FluoroMed. FluoroMed represents, warrants and covenants to NuvOx that the Products delivered to NuvOx hereunder shall: (i) comply and have been designed, constructed, manufactured, produced, processed, warehoused, delivered and otherwise supplied, as applicable, in compliance with all applicable laws; (ii) not be adulterated or misbranded within the meaning of the U.S. Federal Food Drug and Cosmetic Act (the “Act”) or other applicable laws; (iii) not be an article which may be prohibited from being introduced into interstate commerce under the provisions of Sections 405, 505 or 512 of the Act; (iv) be free from all security interests, charges, liens, and encumbrances, and FluoroMed holds good and merchantable title thereto; and (v) conform to the applicable Specifications and the accompanying Certificate of Analysis and Compliance. FluoroMed further represents and warrants to NuvOx that neither FluoroMed nor any of its authorized Representatives performing on behalf of FluoroMed hereunder has been debarred by a regulatory authority, or is subject to debarment by a regulatory authority, and FluoroMed shall promptly notify NuvOx if it or any of its authorized Representatives become the subject of debarment proceedings by any regulatory authority.

7. INDEMNIFICATION AND INSURANCE

7.1. Indemnification.

(a) FluoroMed agrees to defend, indemnify and hold harmless NuvOx and its employees, officers, directors, shareholders, managers, members, customers and insurers (individually, a “NuvOx Indemnitee”) from all actions, suits, claims, proceedings and controversies (including without limitation by any governmental authority) (collectively, “Claims”), and any judgments, damages, fines, costs, expenses (including reasonable attorneys’ fees and legal expenses) and liabilities resulting therefrom, brought or commenced by any person or entity against any NuvOx Indemnitee arising out of or alleged to have arisen out of: (i)  the gross negligence or willful misconduct of FluoroMed; or (ii) FluoroMed’s breach of any representation or warranty set forth in this Agreement; provided, however, that FluoroMed’s indemnification obligations hereunder will not apply to the extent that Claims are caused by the gross negligence or willful misconduct of NuvOx. The NuvOx Indemnitee will notify FluoroMed promptly of the service of process or the receipt of actual notice of any Claim; provided, however, that no delay on the part of the NuvOx Indemnitee in notifying or providing notice to FluoroMed of any Claim will relieve FluoroMed from any liability or obligation under this Agreement unless FluoroMed is damaged or prejudiced thereby, and then only to the extent of such damage or prejudice.

(b) NuvOx agrees to defend, indemnify and hold harmless FluoroMed and its employees, officers, directors, shareholders, managers, members, customers and insurers (individually, a “FluoroMed Indemnitee”) from all Claims, and any judgments, damages, fines, costs, expenses (including reasonable attorneys’ fees and legal expenses) and liabilities resulting therefrom, brought or commenced by any person or entity against any FluoroMed Indemnitee arising out of or alleged to have arisen out of: (i)  the gross negligence or willful misconduct of NuvOx; or (ii) NuvOx’s breach of any representation or warranty set forth in this Agreement; provided, however, that NuvOx’s indemnification obligations hereunder will not apply to the extent that Claims are caused by the gross negligence or willful misconduct of FluoroMed. The FluoroMed Indemnitee will notify NuvOx promptly of the service of process or the receipt of actual notice of any Claim; provided, however, that no delay on the part of the FluoroMed Indemnitee in notifying or providing notice to NuvOx of any Claim will relieve NuvOx from any liability or obligation under this Agreement unless NuvOx is damaged or prejudiced thereby, and then only to the extent of such damage or prejudice.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

(c) The party seeking indemnification under this Section 7.1 (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of any Claim covered or potentially covered by Section 7.1(a) or Section 7.1(b). The Indemnifying Party shall have the right to assume exclusive control of the defense of such Claim or to settle such Claim; provided, however, that (i) the Indemnifying Party shall not admit the fault or liability of the Indemnified Party or any FluoroMed Indemnitee or NuvOx Indemnitee (as applicable), and (ii) the Indemnifying Party shall not, without the Indemnified Party’s express prior written consent, enter into any consent judgment or other decree that impacts the Indemnified Party’s business in any manner. The Indemnified Party agrees to cooperate reasonably with the Indemnifying Party in connection with the performance by the Indemnifying Party of its obligations under this section.

7.2. Insurance. FluoroMed and NuvOx shall each, at their sole cost and expense, procure and maintain insurance of the type and for the insured values that are reasonable and customary having regard to industry standards for business activities of the type in which it will be engaged pursuant to this Agreement. Each party shall each provide the other with written evidence of such insurance upon request. Each party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance, and if such notifying party does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, the other party shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

8. TERM AND TERMINATION

8.1. Term. Unless earlier terminated as contemplated herein, the term of this Agreement will commence on the Effective Date and will continue in effect until the date that is the five (5) year anniversary of the Effective Date.

8.2. Termination by Either Party. Either party may terminate this Agreement by written notice, without waiving any legal rights or remedies it may otherwise have, and without liability to the other party, upon the following conditions: (a) the other party materially breaches any of its obligations to be performed hereunder and fails to cure such breach within thirty (30) days of written notice; (b) upon the filing of a petition in bankruptcy by or on behalf of the other party, which petition is not dismissed within thirty (30) days of its filing, upon the making of a general assignment for the benefit of creditors by the other party or the failure or inability of the other party to pay its debts as they become due, or upon the appointment of a receiver, conservator or similar officer with respect to all or substantially all of the assets of the other party, which appointment is not dismissed within thirty (30) days, or (c) pursuant to section 10.2.

8.3. Effect of Termination. The expiration or termination of this Agreement will not affect any rights, claims or causes of actions which accrued to either party against the other party during the term of this Agreement. The following obligations will survive the expiration or termination of this Agreement: (a) all representations and warranties given hereunder; and (b) any obligations of either party to the other contained herein which, by their express terms or by their nature, should reasonably extend beyond the termination of any regular ongoing business relationship between the parties, including without limitation, Sections 2, 5, 6, and 7.

9. QUALITY AGREEMENT: FluoroMed and NuvOx shall enter into a separate Quality Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

10. GENERAL

10.1.	Force Majeure. In no event will either party be liable for any failure or delay in performance due to causes or circumstances beyond its reasonable control and without its fault or negligence, including acts of God, acts of the public, enemy, fires, floods, or other natural disaster, communication line failures, or freight embargoes (each, a “Force Majeure Event”). The party claiming such a failure or delay as a result of a Force Majeure Event must promptly notify in writing the other party of such failure or delay as soon as is reasonably practicable. If any such failure or delay by FluoroMed continues for a period of more than ninety (90) days, NuvOx may terminate any outstanding Product purchase orders without any liability or consequence to FluoroMed.

10.2.	Change of Control. In the event of Change of Control, each party will prompty notify the other party before Change of Control takes place. In the event of or after Change of Control for FluoroMed, NuvOx reserves the right to terminate this contract, provided, NuvOx shall give FluoroMed, or its successor, thirty (30) day written notice.

10.3.	Notices. Any notice to be given hereunder will be in writing and delivered personally, sent by reputable courier service, or sent by certified or registered mail, postage prepaid, return receipt requested, addressed to the attention of the party who executed this Agreement at the party’s address in the first paragraph of this Agreement. Either party may change its address for purposes of this Agreement by notice given in compliance with this Section 10.2. All notices and communications given under this Section 9.2 will be deemed to have been given on the date received or rejected.

10.4.	Assignment; Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of each party and each party’s respective transferees, successors and assigns, pursuant to the provisions set forth below. FluoroMed may not transfer or assign this Agreement without the prior written consent of NuvOx, except as provided in this Section 10.3. In the event that a third party (“Acquiring Party”) obtains all or substantially all of FluoroMed’s business, capital stock or assets, whether by sale, merger, change of control, operation of law or otherwise, the rights and obligations granted to FluoroMed under this Agreement pertaining to any and all Products shall inure to the benefit of the Acquiring Party, subject to such change of control complies with section 10.2. NuvOx may freely transfer or assign this Agreement or its rights and obligations hereunder.

10.5.	Relationship of the Parties. The relationship between the parties will be that of independent contractors, and nothing contained in this Agreement will create the relationship of principal and agent or otherwise permit either party to incur any debts or liabilities or obligations on behalf of the other party (except as specifically provided herein).

10.6.	Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the Delaware excluding any choice of law rules. Each party hereby irrevocably consents to the exclusive jurisdiction of the courts of Delaware and the United States District Court for the District of Delaware with respect to any dispute or controversy among them arising under or in connection with this Agreement.

10.7.	Entire Agreement; Modifications. This Agreement, together with the schedules attached hereto, which are incorporated herein, constitutes the entire understanding between the parties with respect to its subject matter, and all prior agreements that pertain to the same subject matter are superseded by this Agreement. This Agreement may be modified only by a writing executed by the parties.

10.8.	Severability. In the event that any provision of this Agreement will be held illegal or otherwise unenforceable, this Agreement will not be deemed void or voidable, but such provision will be severed and the balance of the Agreement will continue in full force and effect.

10.9.	Waiver. No waiver by a party of any default in or breach of any provision of this Agreement by the other party will constitute a waiver of prior, concurrent or subsequent defaults in or breaches of the same or any other provisions hereof, and no waiver by any party will be effective unless in writing and signed by an authorized representative of the waiving party.

10.10.	Counterparts. This Agreement may be signed in multiple counterparts, which, taken together, will be considered one original. Facsimile signatures, signatures on an electronic image (such as ..PDF or .JPG format), and electronic signatures will be deemed to be original signatures.

Remainder of page intentionally left blank.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

IN WITNESS WHEREOF, the parties hereto have hereunto signed this Agreement as of the Effective Date set forth above.

NUVOX PHARMA, LLC		FLUOROMED LP

By:	/s/ Rong Wang	By:	/s/ Webb Bailey
Name:	Rong Wang	Name:	Webb Bailey
Date:	August 15, 2024	Date:	August 16, 2024

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR.

EXHIBIT A

Pricing will be [*****]

Minimum purchase/year: 30kg

FluoroMed reserves the right to, without approval but with written notice, increase the price in accordance with the PPI for chemical manufacturing for January of the current year of request every February. This increase is to accommodate inflation. Provided, the increase in price shall not exceed the aggregate of monthly CPI-U for previous calender year, as published by Bureau of Labor Statistics Data on its website: https://data.bls.gov/pdq/SurveyOutputServlet. For clarity, for year of 2025, the aggregate of monthly CPI-U shall consists August 2024 – December 2024. Pricing may be modified outside of this timeline only by mutual agreement.